Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-297506
333-297506-01

Equity Index Product Prospectus Supplement to the Prospectus dated July 16, 2026

Nomura America Finance, LLC
Senior Global Medium-Term Notes, Series A
Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Notes Linked to an Equity Security, an Equity Index, a Share of an Exchange Traded Fund or Other Equity Instrument or Measure or a Basket of One or More Equity Securities, Equity Indices, Shares of Exchange Traded Funds or Other Equity Instruments or Measures

GENERAL TERMS

Nomura America Finance, LLC (“we” or “us”) may offer and sell from time to time notes of any maturity (the “notes”) that will be linked to the performance of an equity security, an equity index, a share of an exchange traded fund or other equity instrument or measure or a basket of one or more equity securities, equity indices, shares of exchange traded funds or other equity instruments or measures (each, a “reference asset”) specified in the relevant pricing supplement. This equity index product prospectus supplement describes certain terms of notes linked to a reference asset that is an index that tracks the performance of equity securities, which we refer to as an “Index,” a basket of equity indices or a basket of instruments or measures that includes an equity index as one of its components. If the reference asset of your notes is a basket which consists of more than one of the items listed above, we will refer to each component of that basket reference asset as a “basket component.” The prospectus dated July 16, 2026, the product prospectus supplement dated July 16, 2026 (the “product prospectus supplement”) and this equity index product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase. A separate pricing prospectus supplement, which we refer to as a “pricing supplement,” and, if applicable, a free writing prospectus, will describe the terms that will apply specifically to your notes, including any changes to the terms described below. If the terms described in the relevant pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the relevant pricing supplement will control. The notes are not ordinary debt securities; you could lose some or all of your investment in the notes. You should carefully consider whether the notes are suited to your particular circumstances.

The descriptions of indices in this underlying supplement only apply to select equity indices to which notes possibly may be linked. We do not guarantee that we will offer notes linked to any of the indices described herein. In addition, we may offer notes linked to one or more equity indices that are not described herein. In such an event, we will describe such additional equity index or indices in the relevant pricing supplement.

This equity index product prospectus supplement describes the following indices:

S&P 500® Index	EURO STOXX 50® Index
S&P 500 Futures Index	EURO STOXX® Banks Index
Russell 2000® Index	TOPIX® Index
Nasdaq-100 Index®	Nikkei 225 Index
Nasdaq-100 Technology Sector Index

All notes we issue will be fully and unconditionally guaranteed by Nomura Holdings, Inc. (“Nomura”).

Your investment in the notes involves certain risks, including our credit risk. See “Additional Risk Factors Specific to the Notes” beginning on page PS-13 of the product prospectus supplement, “Risk Factors” on page 7 of the accompanying prospectus, and any risk factors incorporated by reference into the accompanying prospectus to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other U.S. governmental agency or instrumentality.

Nomura

Equity Index Product Prospectus Supplement dated July 16, 2026.

In this equity index product prospectus supplement, when we refer to the “notes,” including your notes, we mean the notes described in the product prospectus supplement unless the context otherwise requires. Also, references to the “accompanying prospectus” mean our accompanying prospectus, dated July 16, 2026. References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

TABLE OF CONTENTS

DISCLAIMER	PS-1

DESCRIPTIONS OF THE INDICES	PS-2

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant pricing supplement, this equity index product prospectus supplement, the product prospectus supplement and accompanying prospectus. The information in the relevant pricing supplement and this equity index product prospectus supplement, the product prospectus supplement and accompanying prospectus may only be accurate as of the date of each of these documents, respectively.

The notes described in the relevant pricing supplement and this equity index product prospectus supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. The relevant pricing supplement and this equity index product prospectus supplement, the product prospectus supplement and accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

Neither we or the calculation agent, nor any of our or its affiliates, accepts any responsibility for the calculation, maintenance or publication of the Indices described herein or any successor indices.

DISCLAIMER

This equity index product prospectus supplement is not an offer to sell and it is not an offer to buy interests in any of the stocks or other securities comprising any Index. All disclosures contained in this equity index product prospectus supplement regarding an Index, including its make-up, method of calculation and changes in its components, where applicable, are derived from publicly available information. That information reflects the policies of, and is subject to change by, the applicable Reference Sponsor (as defined herein). Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. No website referenced herein is incorporated by reference in, or a part of, this document. Neither we nor any of our affiliates has made any independent investigation as to the adequacy or accuracy of information about any Index or any other constituent included in any Index contained in this equity index product prospectus supplement. No Reference Sponsor is under any obligation to continue to publish, and may discontinue or suspend the publication of, the applicable Index at any time. You should make your own investigation into each applicable Index.

If the notes are linked to an Index not described in this equity index product prospectus supplement, the relevant pricing supplement or a separate product prospectus supplement will provide information relating to that Index.

DISCRIPTIONS OF THE INDICES

The S&P 500® Index

The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide a performance benchmark for large-cap, U.S. domiciled equity markets. The 500 companies that are chosen for inclusion in the SPX are selected with an aim of achieving a distribution by broad industry groupings that approximates the distribution of such groupings in the common stock population of the large-cap U.S.-domiciled equity market.

The SPX is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”) and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com (the “SPX websites”). We are not incorporating by reference the websites mentioned in the preceding sentence or any material included thereon in this document.

The level of the S&P 500® Index is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “SPX.”

Constituents

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee.

Certain types of organizational structures and securities are always excluded from the SPX, including, but not limited to, business development companies (BDCs), limited partnerships, limited liability companies (LLCs), closed-end funds, ETFs, ETNs, preferred stock and convertible preferred stock, convertible bonds, investment trusts and American depositary receipts (ADRs). Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

Calculation and Maintenance

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX on any day for which an index level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX times the number of shares of such stock included in the SPX, and the denominator of which is the index divisor. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The “index divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all index stocks relative to the SPX’s base period of 1941-1943.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company by excluding all shareholdings of officers, directors and other related individuals whose holdings are publicly disclosed and all shareholdings with a position greater than 5% of the outstanding shares of a company (other than the holdings of certain “passive” holders), from the float-adjusted share count.

S&P calculates an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic shareholders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines were included separately in the SPX, subject to such share class line satisfying the SPX’s liquidity and float criteria and subject to certain exceptions. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure.

The SPX maintenance process involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. Additional information regarding changes to the SPX that may result from corporate actions is available in the relevant methodology on the SPX websites.

An index committee (the “S&P Index Committee”) serves as the index governance body and oversees the design, maintenance, and publication of the SPX. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

License Agreement

Nomura or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s. “Standard & Poor’s®,” “S&P 100®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by us. The SPX is a product of S&P, and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P’s only relationship to us is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P. The SPX is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take the needs of us or the owners of the notes into consideration in determining, composing or calculating the SPX. S&P is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPX is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE

OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND US, OTHER THAN THE LICENSORS OF S&P.

The S&P 500® Futures Excess Return Index

The S&P 500® Futures Excess Return Index (the “SPXFP”) measures the performance of the nearby quarterly E-mini S&P 500 futures contract trading on the Chicago Mercantile Exchange. E-mini S&P 500 futures contracts are quarterly contracts to buy or sell standardized “contract units”. One contract unit of the E-mini S&P 500 futures contracts equals $50 multiplied by the index value of the SPX (price return version).

The SPXFP is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”) and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/other-strategies/sp-500-futures-index/ and spglobal.com (the “SPX websites”). We are not incorporating by reference the websites mentioned in the preceding sentence or any material included thereon in this document.

The level of the S&P 500® Futures Excess Return Index is published on Bloomberg under the ticker symbol “SPXFP.”

Calculation of the S&P 500® Futures Excess Return Index

The SPXFP is constructed from the front-quarter E-mini S&P 500 futures contract and includes a provision for the replacement of the current E-mini S&P 500 futures contract as the contract approaches maturity (also referred to as “rolling” or “the roll”). This replacement occurs over a one-day rolling period every March, June, September, and December, effective after the close of trading five business days preceding the last trading date of the relevant E-mini S&P 500 futures contract.

The SPXFP is calculated from the price change of the underlying E-mini S&P 500 futures contract. The level of the SPXFP on the relevant trading day equals (a) the level of the SPXFP on the previous trading day multiplied by (b) one plus the contract daily return on the relevant trading day.

On each trading day, the contract daily return equals the quotient of (a) the daily contract reference price (the official closing price per futures contract on the Chicago Mercantile Exchange) on the relevant trading day divided by (b) the daily contract reference price on the immediately preceding trading day.

The index committee of the SPXFP (the “SPXFP Index Committee”) maintains the SPXFP. The SPXFP Index Committee reserves the right to make exceptions when applying the methodology or to modify the methodology if the need arises.

S&P may recalculate the SPXFP if settlement prices are amended or there is a deviation from the rules in the index methodology. If amended settlement prices due to vendor errors or exchange updates are discovered within two trading days of its occurrence, S&P may, at its discretion, recalculate the SPXFP without involving the SPXFP Index Committee. In the event any such recalculation event is discovered beyond the two trading day period, the SPXFP Index Committee shall decide whether the SPXFP should be recalculated. Errors identified prior to the next trading day’s open are typically corrected and the SPXFP is reposted. Other errors are reviewed by the SPXFP Index Committee, which then determines what, if any, actions should be taken. Errors due to S&P data entry errors, methodology misapplication or other similar errors are reviewed by the SPXFP Index Committee, which then determines whether the SPXFP should be recalculated and reposted.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide a performance benchmark for large-cap, U.S. domiciled equity markets. The 500 companies that are chosen for inclusion in the SPX are selected with an aim of achieving a distribution by broad industry groupings that approximates the distribution of such groupings in the common stock population of the large-cap U.S.-domiciled equity market.

The SPX is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com (the “SPX websites”). We are not incorporating by reference the websites mentioned in the preceding sentence or any material included thereon in this document.

The level of the S&P 500® Index is published on Bloomberg under the ticker symbol “SPX.”

Constituents

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee.

Certain types of organizational structures and securities are always excluded from the SPX, including, but not limited to, business development companies (BDCs), limited partnerships, limited liability companies (LLCs), closed-end funds, ETFs, ETNs, preferred stock and convertible preferred stock, convertible bonds, investment trusts and American depositary receipts (ADRs). Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

Calculation and Maintenance

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX on any day for which an index level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX times the number of shares of such stock included in the SPX, and the denominator of which is the index divisor. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The “index divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all index stocks relative to the SPX’s base period of 1941-1943.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company by excluding all shareholdings of officers, directors and other related individuals whose holdings are publicly disclosed and all shareholdings with a position greater than 5% of the outstanding shares of a company (other than the holdings of certain “passive” holders), from the float-adjusted share count.

S&P calculates an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic shareholders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines were included separately in the SPX, subject to such share class line satisfying the SPX’s liquidity and float criteria and subject to certain exceptions. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure.

The SPX maintenance process involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. Additional information regarding changes to the SPX that may result from corporate actions is available in the relevant methodology on the SPX websites.

An index committee (the “S&P Index Committee”) serves as the index governance body and oversees the design, maintenance, and publication of the SPX. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

License Agreement

Nomura or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s. “Standard & Poor’s®,” “S&P 100®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by us. The SPX is a product of S&P, and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P’s only relationship to us is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P. The SPX is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take the needs of us or the owners of the notes into consideration in determining, composing or calculating the SPX. S&P is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPX is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND US, OTHER THAN THE LICENSORS OF S&P.

The Russell 2000® Index

The Russell 2000® Index (the “RTY”) is intended to measure the composite price performance of stocks of 2,000 companies determined to be part of the U.S. equity market. The RTY consists of the smallest 2,000 companies, by market capitalization, that are included in the Russell 3000® Index, which itself is composed of the 3,000 largest U.S. companies as determined by market capitalization that are traded on a major U.S. exchange. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.

The RTY is calculated, published and disseminated by FTSE Russell, which is a trading name of FTSE International Limited, Frank Russell Company, FTSE Global Debt Capital Markets Limited (and its subsidiary FTSE Global Debt Capital Markets Inc), FTSE Fixed Income LLC, FTSE (Beijing) Consulting Limited and FTSE EU SAS (together, “FTSE Russell”). The RTY is a subset of the Russell U.S. indices. Additional information is available at lseg.com/en/ftse-russell/indices/russell-us (the “RTY website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The level of the RTY is published on Bloomberg under the ticker symbol “RTY”.

Constituents

Members of the RTY are determined each year during semiannual reconstitution and enhanced quarterly with the addition of initial public offerings (IPOs).

All companies that are determined to be part of the U.S. equity market under FTSE Russell’s country-assignment methodology are included in the Russell U.S. indices and all securities eligible for inclusion in Russell U.S. indices must trade on an eligible U.S. exchange. The eligible U.S. exchanges are: CBOE, NYSE, NYSE American, NASDAQ and ARCA.

Certain securities, including but not limited to, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not included in the Russell U.S. Indices. Certain types of issuers, including but not limited to, business development companies, exchange traded funds, mutual funds, limited liability companies, closed-end investment companies, blank-check companies, special-purpose acquisition companies and limited partnerships, are also not eligible for inclusion.

Russell U.S. indices are reconstituted semiannually. On the rank day in May and October of each year, all eligible securities are ranked by their total market capitalization. Reconstitution then occurs on the fourth Friday in June and the second Friday in December, and a full calendar for reconstitution is published each spring. Eligible IPOs are added to the Russell U.S. indices quarterly.

Calculation and Maintenance

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. indices by their available (also called “float-adjusted”) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers.

Certain types of shares are considered restricted and removed from total market capitalization to arrive at free float or available market capitalization, such as shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments), shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated, and shares with high shareholding concentration, etc.

FTSE Russell adjusts the RTY in response to certain corporate actions and events, both to reflect the evolution of securities and to ensure that the indexes remain representative of the U.S. equity market. A company’s membership and its weight in the RTY can be impacted by these corporate actions. Additional information regarding changes to the RTY that may result from corporate actions is available in the relevant methodology on the RTY website.

FTSE Russell reviews the methodology of the RTY on a yearly basis. The FTSE Russell index governance board may consider the feedback from market consultations before granting approval of significant changes.

License Agreement

Nomura or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use the RTY in connection with some products, including the notes.

The Russell 2000® Index is a trademark of FTSE Russell. The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY which is determined, composed and calculated by FTSE Russell without regard to us or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the notes. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Nasdaq-100 Index®

The Nasdaq-100 Index® (“NDX”) is an index that is calculated, maintained and published by Nasdaq, Inc. (“Nasdaq”) and is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The NDX is a “price return” index and is calculated using a modified market capitalization-weighted methodology. Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX (the “NDX website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The level of the NDX is published on Bloomberg under the ticker symbol “NDX.”

Constituents

To qualify for index inclusion, securities must meet the NDX’s “Security Eligibility Criteria,” which are applied as of the reconstitution reference date. Eligible security types include common stocks, tracking stocks, and American depositary receipts, including New York registry shares.

To be eligible for index inclusion, a company’s primary U.S. listing must be on the Nasdaq Global Select Market or the Nasdaq Global Market. To be eligible, a company must not be classified as being in the financial industry according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license. Companies classified as being in the real estate industry, according to the Industry Classification Benchmark, are eligible unless organized as a real estate investment trust.

There is no minimum or maximum market capitalization criterion, although the security selection process is based in part on a ranking of companies by market capitalization. A security must have a three-month average daily traded value of at least $5 million (USD).

A reconstitution is conducted on an annual basis, at which time all eligible companies are ranked based on market capitalization, as of the reconstitution reference date. The market capitalization of each company is the combined market capitalization of all eligible share classes.

If, at any time, it is determined that an index security is ineligible for continued inclusion, it will be removed as soon as practicable. Advanced notice of an index security deletion, including the effective date, will be announced through the normal channels.

A security that is not already an index constituent may be added on an expedited basis (“Fast Entry”) if its full market capitalization ranks within the top 40 current index constituents. A Fast Entry inclusion will not require the removal of another security, and may temporarily increase the constituent count to more than 100.

Calculation and Maintenance

The NDX is a modified market capitalization-weighted index. The value of the NDX equals the NDX market value divided by the NDX divisor. The overall NDX market value is the aggregate of each NDX stock’s market value, as may be adjusted for any corporate actions. A stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. In other words, the value of the NDX is equal to (i) the sum of the products of (a) the index shares of each of the NDX stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NDX.

The price return NDX divisor is calculated as the ratio of (i) the start of day market value of the NDX divided by (ii) the previous day NDX value.

The NDX employs a modified capitalization weighting scheme that is rebalanced quarterly. The NDX uses company-level weights, which are derived using the price and total shares outstanding (“TSO”) of each security, as of the rebalance reference date. For quarterly rebalances in March, June, and September, index shares for each security are adjusted by the percentage change in that company’s TSO since the previous TSO update. Following those adjustments, the resulting company weights are evaluated based on two constraints: (1) an individual company constraint whereby no company’s weight may exceed a preset percentage and (2) an aggregate constraint whereby the aggregate weight of companies whose weights exceed a certain threshold may not exceed a preset percentage. If one of the constraints is violated or if the quarterly rebalance coincides with the annual reconstitution, adjustments will be made based on additional individual and aggregate weight constraint.

In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX. Additional information regarding changes to the NDX that may result from corporate actions is available in the relevant methodology on the NDX website.

The NDX is managed by a governance committee structure and the governance committee is responsible for governance, oversight, and accountability procedures for the index determination process.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NDX to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of the Corporations and the use of the NDX which is determined, composed and calculated by NASDAQ without regard to Licensee or the notes. NASDAQ has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NDX OR ANY DATA INCLUDED THEREIN, THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Nasdaq-100 Technology Sector Index

The Nasdaq-100 Technology Sector Index (“NDXT”) is an equal-weighted, price-return index designed to measure the performance of the technology companies in the NDX. Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDXT (the “NDXT website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The NDXT is calculated and published by The Nasdaq, Inc.

The level of the NDXT is published on Bloomberg under the ticker symbol “NDXT.”

Constituents

The constituents of the NDXT are selected from the constituents of the NDX. To be eligible for inclusion in the NDXT, the issuer of the relevant security must be classified as a “technology” company according to the Industry Classification Benchmark (“ICB”), a product of FTSE International Limited that is used under license.

If a component of the NDXT is removed from the NDX for any reason, it is also removed from the NDXT at the same time. If the replacement company being added to the NDX at such time is a “technology” company according to ICB, it is also added to the NDXT and will assume the weight of the removed company.

When a component of the NDX that is not classified as a “technology” company according to ICB is removed and the replacement company being added to the NDX is classified as a “technology” company according to ICB, the replacement company is considered for addition to the NDXT at the next quarterly rebalance.

When a component of the NDX that is classified as a “technology” company according to ICB is removed from the NDX and the replacement company being added to the NDX is not classified as a “technology” company according to ICB, the company is removed from the NDXT and the divisor of the NDXT is adjusted to ensure index continuity.

If a security is added to the NDX for any reason, it may be added to the NDXT at the same time.

Calculation and Maintenance

The NDXT is an equal-weighted index that is rebalanced quarterly such that all issuers within the NDXT are assigned an equal market value. Issuers represented by multiple securities have market values are equally apportioned across their respective index securities. Index shares are calculated by dividing each index security's resulting index market value by its last sale price. The NDXT is rebalanced by using the last sale prices as of the close of trading on the third Friday in March, June, September and December.

The value of the NDXT equals the NDXT market value divided by the NDXT divisor. The overall NDXT market value is the aggregate of each NDXT stock's market value, adjusted by the NDXT stock's equal-weighting factor used to assign an equal weight at the previous rebalancing, as may be adjusted for any corporate actions. A NDXT stock's market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day's closing price for that index security is used. If there is a disruption in trading for an index security during the trading day, the most recent last sale price is used until trading resumes.

In the interim periods between scheduled index reconstitution and rebalance events, individual index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the index. Additional information regarding changes to the NDXT that may result from corporate actions is available in the relevant methodology on the NDXT website.

Other than as a direct result of corporate actions, the NDXT does not normally experience share adjustments between scheduled index rebalance and reconstitution events.

The NDXT is managed by a governance committee structure and the governance committee is responsible for governance, oversight, and accountability procedures for the index determination process.

Description of the NDX

The NDX is an index that is calculated, maintained and published by Nasdaq and is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The NDX is a “price return” index and is calculated using a modified market capitalization-weighted methodology. Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX (the “NDX website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The level of the NDX is published on Bloomberg under the ticker symbol “NDX.”

Constituents

To qualify for index inclusion, securities must meet the NDX’s “Security Eligibility Criteria,” which are applied as of the reconstitution reference date. Eligible security types include common stocks, tracking stocks, and American depositary receipts, including New York registry shares.

To be eligible for index inclusion, a company’s primary U.S. listing must be on the Nasdaq Global Select Market or the Nasdaq Global Market. To be eligible, a company must not be classified as being in the financial industry according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license. Companies classified as being in the real estate industry, according to the Industry Classification Benchmark, are eligible unless organized as a real estate investment trust.

There is no minimum or maximum market capitalization criterion, although the security selection process is based in part on a ranking of companies by market capitalization. A security must have a three-month average daily traded value of at least $5 million (USD).

A reconstitution is conducted on an annual basis, at which time all eligible companies are ranked based on market capitalization, as of the reconstitution reference date. The market capitalization of each company is the combined market capitalization of all eligible share classes.

If, at any time, it is determined that an index security is ineligible for continued inclusion, it will be removed as soon as practicable. Advanced notice of an index security deletion, including the effective date, will be announced through the normal channels.

Calculation and Maintenance

The NDX is a modified market capitalization-weighted index. The value of the NDX equals the NDX market value divided by the NDX divisor. The overall NDX market value is the aggregate of each NDX stock’s market value, as may be adjusted for any corporate actions. A stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. In other words, the value of the NDX is equal to (i) the sum of the products of (a) the index shares of each of the NDX stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NDX.

The price return NDX divisor is calculated as the ratio of (i) the start of day market value of the NDX divided by (ii) the previous day NDX value.

The NDX employs a modified capitalization weighting scheme that is rebalanced quarterly. The NDX uses company-level weights, which are derived using the price and total shares outstanding (“TSO”) of each security, as of the rebalance reference date. For quarterly rebalances in March, June, and September, index shares for each security are adjusted by the percentage change in that company’s TSO since the previous TSO update. Following those adjustments, the resulting company weights are evaluated based on two constraints: (1) an individual company constraint whereby no company’s weight may exceed a preset percentage and (2) an aggregate constraint whereby the aggregate weight of companies whose weights exceed a certain threshold may not exceed a preset percentage. If neither constraint is violated, then no further adjustments are made, and the quarterly constituent weighting process is complete.

In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX. At the quarterly rebalancing, no changes are made to the NDX from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date. Additional information regarding changes to the NDX that may result from corporate actions is available in the relevant methodology on the NDX website.

The NDX is managed by a governance committee structure and the governance committee is responsible for governance, oversight, and accountability procedures for the index determination process.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NDXT to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, NDX and trademarks or service marks, and certain trade names of the Corporations and the use of the NDX which is determined, composed and calculated by NASDAQ without regard to Licensee or the notes. NASDAQ has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDXT OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDXT OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to a Eurozone country. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the index.

STOXX Limited calculates, administers and publishes the EURO STOXX 50® Index. Additional information regarding the EURO STOXX 50® Index is available on the following website: stoxx.com (the “SX5E website”). We are not incorporating by reference the website or any material it includes in this document.

The level of the SX5E is published on Bloomberg under the ticker symbol “SX5E.”

Constituents

The EURO STOXX 50® Index is composed of 50 index stocks chosen by STOXX Limited from the constituents of the 20 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 20 “supersectors” from which stocks are selected for the EURO STOXX 50® Index are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverages & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.

The composition of the EURO STOXX 50® Index is reviewed by STOXX Limited annually in September. Within each of the 20 EURO STOXX Supersector indices, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. In exceptional cases, the Management Board of STOXX Limited (the “STOXX Management Board”) may make additions and deletions to the selection list.

The component stocks of the EURO STOXX 50® Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition.

The component stocks of the EURO STOXX 50® Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month, or if it has otherwise stopped trading. Component stocks may also be added subject to a “fast entry” rule, where stocks on the selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. Generally, non-surviving stocks are deleted at the last traded price of the security.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.  Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free float market capitalization. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Calculation and Maintenance

STOXX Limited calculates the EURO STOXX 50® Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

EURO STOXX 50® Index =	Free Float Market Capitalization of the EURO STOXX 50® Index
Divisor

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the EURO STOXX 50® Index is being calculated. Where any index component stock price is unavailable on any trading day, STOXX will generally use the last reported price for such component stock.

The EURO STOXX 50® Index “divisor” is calculated by starting with the previous divisor in effect for the EURO STOXX 50® Index and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the  EURO STOXX 50® Index, plus or minus the difference between the closing market capitalization of the EURO STOXX 50® Index and the adjusted closing market capitalization of the EURO STOXX 50® Index, and the denominator of which is the previous free float market capitalization of the EURO STOXX 50® Index. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Management Board.

In case the investability and tradability of the EURO STOXX 50® Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the STOXX Management Board may undertake certain adjustments and changes. Changes to the composition of the EURO STOXX 50® Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are typically announced immediately, implemented two trading days later and become effective on the next trading day after implementation. STOXX Limited also adjusts the divisor for the EURO STOXX 50® Index to maintain the continuity of the EURO STOXX 50® Index values across changes due to certain corporate actions. Additional information regarding changes to the EURO STOXX 50® Index that may result from corporate actions is available in the relevant methodology on the SX5E website.

The EURO STOXX 50® Index operates via its rule-based methodology as determined by STOXX Limited. The STOXX Management Board may undertake certain adjustments and discretionary changes to the EURO STOXX 50®.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the EURO STOXX 50® Index) in connection with certain securities, including the notes offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes. STOXX does not:

•	sponsor, endorse, sell, or promote the notes;

•	recommend that any person invest in the notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;

•	have any responsibility or liability for the administration, management, or marketing of the notes; or

•	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the EURO STOXX 50® Index, or have any obligation to do so.

STOXX will not have any liability in connection with the notes. Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

•	the accuracy or completeness of the EURO STOXX 50® Index and its data;

•	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX 50® Index or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

The EURO STOXX® Banks Index

The EURO STOXX® Banks Index (the “SX7E”) is a free float capitalization-weighted index that tracks companies from a selection of Eurozone countries that are included in the banks “supersector” of the STOXX® Europe 600 Index. The STOXX® Europe 600 Index is an index that represents the performance of the 600 largest companies in terms of free-float market capitalization in 17 European countries (Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom).

STOXX Limited calculates, administers and publishes the SX7E. Additional information regarding the SX7E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.

The level of the SX7E is published on Bloomberg under the symbol “SX7E.”

Constituents

The SX7E is one of the 20 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index. Each stock in the STOXX® Europe 600 Index is assigned to one of 20 supersectors, as defined by the Industry Classification Benchmark (“ICB”), based on sources of primary revenue. The SX7E includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. Only those constituents of the STOXX® Europe 600 Index that are assigned to the banks supersector, and are from the selection of an eligible Eurozone country, are included in the SX7E.

STOXX Limited determines the supersector of each stock in the STOXX® Europe 600 Index and thus, whether a stock is included in the SX7E. The composition of the SX7E is reviewed quarterly. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

Calculation and Maintenance

The SX7E is weighted by free float market capitalization. All components are subject to a 30% capping for the largest company and a 15% capping for the second-largest company. Free float weights are reviewed quarterly.

The SX7E is calculated with the Laspeyres formula. The formula for calculating the index value can be expressed as follows:

Index =	Free float market capitalization of the SX7E Divisor of the SX7E

The “free float market capitalization of the SX7E” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX7E is being calculated.

The SX7E is also subject to a divisor, which is adjusted to maintain the continuity of SX7E values despite changes due to corporate actions. Additional information regarding changes to the SX7E that may result from corporate actions is available in the relevant methodology on the SX7E website.

The SX7E operates via its rule-based methodology as determined by STOXX Limited. The STOXX Management Board may undertake certain adjustments and discretionary changes to the STOXX® Europe 600 Index and the SX7E.

License Agreement

Nomura or one of its affiliates has entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SX7E, which is owned and published by STOXX, in connection with certain securities, including the notes.

STOXX and its Licensors have no relationship to us, other than the licensing of the SX7E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX7E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SX7E and the data included in the SX7E; the accuracy or completeness of the SX7E and its data; and the merchantability and the fitness for a particular purpose or use of the SX7E and its data. STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX7E or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur. The licensing agreement between us and STOXX is solely for our benefit and the benefit of STOXX and not for the benefit of the owners of the notes or any other third parties.

The TOPIX® Index

The TOPIX® Index (“TPX”) is a capitalization-weighted index of all companies listed on the Tokyo Stock Exchange, Inc. (the “TSE”) Prime Market. The TPX is designed to measure the overall trend in the stock market in Japan, and is used as a benchmark for investment in Japanese stocks.

The TPX is developed, calculated, published and maintained by JPX Market Innovation & Research, Inc. (“JPXI”). Additional information regarding the TPX is available on the following website: https://www.jpx.co.jp/english/markets/indices/topix/ (the “TPX website”). We are not incorporating by reference the website or any material it includes in this document.

The TPX is reported by Bloomberg under the ticker symbol “TPX.”

Constituents

The component stocks of the TPX consist of all domestic common stocks listed on the TSE Prime Market. Additions to the component stocks can occur (1) through the initial listing of a company, with such changes taking effect on the last business day of the month after such initial listing; (2) as a result of changes in listing from another TSE Market to the TSE Prime Market, with such changes taking effect on the last business day of every August; or (3) through the initial listing of a new company resulting from a corporate consolidation, with such changes taking effect on the new listing date. Deletions of constituents are conducted due to (1) de-listing because of a stock-swap or similar when the surviving company re-lists with the TSE, with such changes taking effect one business day before the initial listing date of the new company; (2) de-listing of a company for reasons other than a stock-swap or the like, with such changes taking effect one business day before the de-listing date; (3) designation of securities to be de-listed, with such changes taking effect three business days after such designation; or (4) market segment transfer (excluded from index of previous segment), with such changes taking effect on the transfer date.

Calculation and Maintenance

The TPX is a free float-adjusted market capitalization-weighted index. The TPX is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TPX is calculated by multiplying the base value of 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free-float adjusted common shares listed on the TSE Prime Market at the same instance) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date of January 4, 1968) (the “Base Market Value”).

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TPX. Such factors include, without limitation: new listings, delistings and market segment transfer (excluded from index of previous segment).

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TPX, the Base Market Value is adjusted in such a way that the new value of the TPX will equal the level of the TPX immediately prior to such change.

Information regarding changes to the TPX that may result from corporate actions is available in the relevant methodology on the TPX website.

JPXI employs an index consultation process when evaluating changes to the TPX methodology, subject to JPXI’s index consultation guidelines. JPXI also maintains an independent index advisory panel that meets yearly to review the status of the TPX.

License Agreement

Nomura or one of its affiliates has entered into a non-exclusive license agreement with the TSE whereby it, in exchange for a fee, is permitted to use the TPX in connection with certain securities, including the Notes. Nomura is not affiliated with the TSE; the only relationship between the TSE and Nomura is any licensing of the use of the TPX and trademarks relating to it.

The license agreement between the TSE and Nomura or one of its affiliates provides that the following disclaimer must be set forth herein:

(i) The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the TSE and the TSE owns all rights relating to the TPX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.

(ii) The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.

(iii) The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

(iv) The TSE gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

(v) No Notes are in any way sponsored, endorsed or promoted by the TSE.

(vi) The TSE shall not bear any obligation to give an explanation of the Notes or advice on investments to any purchaser of the Notes or to the public.

(vii) The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Notes for calculation of the TOPIX Index Value.

(viii) Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the Notes.

“TOPIX®” and “TOPIX Index®” are trademarks of the TSE and prior to the settlement date we expect them to be licensed for use by Nomura or one of its affiliates. The Notes have not been and will not be passed on by the TSE as to their legality or suitability. The Notes will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

THE TPX INDEX VALUE AND THE TPX MARKS ARE SUBJECT TO THE PROPRIETARY RIGHTS OWNED BY JPX MARKET INNOVATION & RESEARCH, INC. OR AFFILIATES OF JPX MARKET INNOVATION & RESEARCH, INC. (HEREINAFTER COLLECTIVELY REFERRED TO AS "JPX") AND JPX OWNS ALL RIGHTS AND KNOW-HOW RELATING TO TPX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TPX INDEX VALUE AND RELATING TO THE TPX MARKS. JPX SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TPX INDEX VALUE OR TO CHANGE THE TPX MARKS OR CEASE THE USE THEREOF. JPX MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TPX INDEX VALUE AND THE TPX MARKS OR AS TO THE FIGURE AT WHICH THE TPX INDEX VALUE STANDS ON ANY PARTICULAR DAY. JPX GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TPX INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, JPX SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TPX INDEX VALUE. NO LICENSED PRODUCT IS IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY JPX. JPX SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE LICENSED PRODUCT OR ADVICE ON INVESTMENTS TO ANY PURCHASER OF THE LICENSED PRODUCT OR TO THE PUBLIC. JPX NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE LICENSED PRODUCT, FOR CALCULATION THE TPX INDEX VALUE. INCLUDING BUT NOT LIMITED TO THE FOREGOING, JPX SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE LICENSED PRODUCT.

The Nikkei 225 Index

The Nikkei 225 Index (the “NKY”) is an adjusted price weight index that measures the composite price performance of selected Japanese stocks representing a broad cross-section of Japanese industries.

The NKY was developed, and is calculated, maintained and published, by Nikkei Inc. The NKY is also commonly referred to as the Nikkei 225 or Nikkei Stock Average. Additional information regarding the NKY is available on the following website: indexes.nikkei.co.jp/en/nkave (the “NKY website”). We are not incorporating by reference the website or any material it includes in this document.

The NKY is reported by Bloomberg under the symbol “NKY.”

Constituents

The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) and listed on the TSE Prime Market. Stocks listed on the TSE Prime Market are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications.

A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing on the TSE Prime Market due to certain designations will be deleted from the Nikkei Underlying Stocks. In addition, component stocks designated as “securities under supervision” remain to be constituents at the time of designation. However, Nikkei Inc. may replace such a constituent with a pre-announcement when it is highly inappropriate to keep such stock as a constituent (e.g., the probability of delisting is extremely high). Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria.

Calculation and Maintenance

The NKY is a price-weighted equity index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from that date. The Divisor is subject to periodic adjustments.

Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once every 5 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change. Additional information regarding changes to the NKY that may result from corporate actions is available in the relevant methodology on the NKY website.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the NKY.

Nikkei Inc. also convenes and consults with an independent advisory panel (the “NKY Index Committee”). The NKY Index Committee periodically reviews and updates the NKY’s constituent selection rules, maintains industry sector balance, and governs the composition of the NKY.

Property Rights and Disclaimers

The Nikkei Stock Average is an intellectual property of Nikkei Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the NKY under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor.”

The Notes are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the NKY and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the Notes, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.